UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2006

Patient Safety Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-124594 (Commission File Number)	13-3419202 (I.R.S. Employer Identification Number)

1800 Century Park East, Ste. 200, Los Angeles, CA 90067
(Address of principal executive offices) (zip code)

(310) 895-7750
(Registrant's telephone number, including area code)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2006 Patient Safety Technologies, Inc. (the “Company”), entered into an agreement (the “Agreement”) relating to a severance package granted to the Company’s former Chairman and Chief Executive Officer, Milton “Todd” Ault, III. In order to provide Mr. Ault the opportunity to consult with legal counsel before signing the Agreement, the Agreement allows Mr. Ault up to 21 days to sign the Agreement and, if he signs the Agreement within that time, allows Mr. Ault an additional 7 days from the date he signs the Agreement to rescind his assent to the Agreement.

Pursuant to the Agreement, the Company agreed to pay Mr. Ault $180,000, payable in semi-monthly installments of $7,500, representing one year of base salary, provided that Mr. Ault agrees to defer such payments at the Company’s option and in its sole discretion in the event the Company’s financial condition cannot accommodate the payout of such funds with such payment deferral not to exceed a period of more than six consecutive months. The Company also agreed to grant Mr. Ault 60,000 restricted shares of common stock and options to purchase 90,000 shares of common stock with an exercise price of $4.50 per share and an expiration date of July 8, 2007. In addition, Mr. Ault will be eligible for health insurance, life insurance, disability and 401(k) participation continuing for a period of twelve months from his resignation date of January 9, 2006. The Company and Mr. Ault entered into an irrevocable mutual release of any and all claims of every kind and nature which each party may have against the other arising out of the employment with and/or separation from the Company.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
10.1	Agreement dated May 24, 2006 Regarding Severance or Separation of Milton “Todd” Ault, III

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patient Safety Technologies, Inc.

Dated: May 26, 2006	By:	/s/ Louis Glazer, M.D.
Name: Louis Glazer, M.D., Ph.G.
Title: Chief Executive Officer

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